This Agreement is entered into as of the date shown below, and will be effective on September 27, 2000, between L A West, Inc., a Corporation having its principal place of business at 1995 East U.S. 20, LaGrange, Indiana 46761 ("MANUFACTURER") and DAIMLERCHRYSLER CORPORATION, a Delaware corporation having its principal place of business at 1000 CHRYSLER Drive, Auburn Hills, Michigan 48326-2766 ("DAIMLERCHRYSLER").

Following is a statement of acts underlying this Agreement:

DAIMLERCHRYSLER is engaged in the business of manufacturing and marketing completed and partially completed motor vehicles, including trucks, vans and truck chassis ("Vehicles"). MANUFACTURER is engaged in the business of manufacturing and selling specialized bodies for installation on truck chassis and for modifying or converting Vehicle(s) or specialized use (all of which Vehicle(s), as modified by MANUFACTURER, are referred to as "End Products").

MANUFACTURER has requested that DAIMLERCHRYSLER provide to it a "pool" of Vehicle(s) to be maintained from time to time at MANUFACTURER's authorized location as set forth in Exhibit A, attached hereto and incorporated herein by reference, for its use in manufacturing and/or modification with the purpose being to thereafter sell the completed End Products to dealers authorized by DAIMLERCHRYSLER to sell and service Vehicle(s) manufactured by it.

     MANUFACTURER, desires to finance the acquisition of Vehicle(s) from DAIMLERCHRYSLER through a financial institution acceptable to DAIMLERCHRYSLER ("Finance Source").

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. PURCHASE AND SALE

     During the term of this agreement, MANUFACTURER will purchase Vehicle(s) from DAIMLERCHRYSLER, which Vehicle(s) will thereafter be repurchased by DAIMLERCHRYSLER from MANUFACTURER, pursuant to the terms of this Agreement.

2. SPECIAL VEHICLE SALES POLICY/PROCEDURES MANUAL

DAIMLERCHRYSLER will provide MAFACTURER with a copy of its "Special Vehicle Sales Policy Procedures" Manual ("Manual"), setting forth the policies and procedures MANUFACTURER agrees to follow with regard to the Vehicle(s) purchased pursuant to this Agreement. DAIMLERCHRYSLER reserves the right to change or amend the Manual as DAIMLERCHRYSLER, in its sole discretion, deems necessary.

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3. ORDERS

a. MANUFACTURER will provide DAIMLERCHRYSLER with forecasts of its Vehicle(s) requirements at such times and for such periods as DAIMLERCHRYSLER may request. DAIMLERCHRYSLER will determine, in its sole discretion, the number and types of Vehicle(s) that will be available fur order by MANUFACTURER.

b. MANUFACTURER will submit orders for Vehicle(s) electronically via the DIAL system and will comply with the requirements and procedures set forth in the Manual.

c. DAIMLERCHRYSLER will not be liable in any way for the discontinuance of production or any Vehicle(s), or for any revision, modification, production change, delay in delivery or for the supply of Vehicle(s) to MANUFACTURER, nor will any term or provision of this Agreement obligate DAIMLERCHRYSLER to supply any particular number, model or type of Vehicle(s) to MANUFACTURER. MANUFACTURER's Vehicle(s) orders arc offers to purchase, which are subject to acceptance by DAIMLERCHRYSLER, in whole or in part.

4. SALE CONDITIONS: TRANSFER

a. DAIMLERCHRYSLER will deliver to MANUFACTURER those Vehicle(s) for which the order in whole or in part has been accepted. Acceptance of orders will be deemed to occur only when such Vehicle(s) are built and shipped by DAIMLERCHRYSLER to MANUFACTURER, and is expressly conditioned upon: (i) MANUFACTURER's obligation to resell such Vehicle(s) to DAIMLERCHRYSLER pursuant to Paragraph 7 below; (ii) MANUFACTURER's continued performance of all the terms and conditions of this Agreement, and (iii) MANUFACTURER's agreement not to make any additions or modifications to any Vehicle(s) from its authorized location until it has been purchased by an authorized DAIMLERCHRYSLER dealer pursuant to Paragraph 7 below or unless it has prior consent from its Finance Source or has been identified as a demonstrator under Paragraph 9 below.

b. MANUFACTURER may transfer Vehicle(s) to other Manufacturers approved by DAIMLERCHRYSLER upon receipt of prior express authorization from the DAIMLERCHRYSLER Special Vehicle Sales
Department.

c. DAIMLERCHRYSLER and MANUFACTURER agree that DAIMLERCHRYSLER will retain the Manufacturer's Certificate of Origin (MCOs) prepared by DAIMLERCHRYSLER for Vehicle(s) delivered to MANUFACTURER hereunder, except as otherwise provided herein.

d. Upon notification from MANUFACTURER's Finance Source that it will not extend MANUFACTURER credit for Vehicle(s) built by DAIMLERCHRYSLER pursuant to MANUFACTURER's order, DAIMLERCHRYSLER will not ship the Vehicle(s) and will place such Vehicle(s) in storage and


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assess to MANUFACTURER a daily service charge ("Finance Hold Service
Charge") on each such Vehicle(s) placed in storage by DAIMLER CHRYSLER. The amount of such service charges will be established by DAIMLERCHRYSLER in its sole discretion from time to time. MANUFACTURER will be assessed additional service charges in amount established by DAIMLERCHRYSLER for drafts improperly returned, insufficient funds checks, Vehicle(s) diverted to other purchasers and similar actions resulting from or relating to MANUFACTURER's finance hold status.

DAIMLERCHRYSLER reserves the right to reassign Vehicle(s) it places in storage at any time prior to receipt of payment for such Vehicle(s) by MANUFACTURER's Finance Source.

5. PRICE

The price to be paid by MANUFACTURER for the Vehicle(s) will be the same as the net invoice price charged by DAIMLERCHRYSLER to its Dealers for such Vehicle(s) on the date said invoice is issued.

6. INSPECTION, STORAGE, AND LOSS OR DAMAGE TO VEHICLES

At the time of delivery to and acceptance by MANUFACTURER, Manufacturer will examine each Vehicle, set forth on the delivery documents any loss or damage noted thereto and immediately forward a complete written summary thereof in accordance with the procedures set forth in the Manual. Risk of loss will pass on delivery of Vehicle(s) to MANUFACTURER, MANUFACTURER's agent or to the carrier, whichever occurs first.

MANUFACTURER will at all times keep Vehicle(s) properly stored and maintained in a secured, fenced and locked area and will not remove any such Vehicle(s) from the authorized location(s) specified in EXHIBIT A until repurchased by DAIMLERCHRYSLER. After delivery to MANUFACTURER, MAUFACTURER will be responsible to DAIMERCHRYSLER for any loss, damage, missing parts, accessories, components or diminution in value of each Vehicle(s), whether or not covered by insurance.

MANUFACTURER will maintain a separate accounting of all Vehicle(s) by model, serial number, Vehicle control number and location and will furnish such information to DAIMLERCHRYSLER upon request.

7. RESALE AND REPURCHASE

MANUFACTURER will notify DAIMLERCHRYSLER in accordance with the procedures set forth in the Manual when Dealer desires to order and purchase a Vehicle(s).

MANUFACTURER will resell and DAIMLERCHRYSLER will repurchase such Vehicle(s) from MANUFACTURER, except as otherwise provided in Paragraphs 9 and 15(a). DAIMLERCHRYSLER will credit MANUFACTURER's Finance Source for the amount MANUFACTURER originally paid DAIMLERCHRYSLER for the Vehicle(s) pursuant to Paragraph 5 above. Upon the repurchase of such Vehicle(s), DAIMLERCHRYSLER may sell such Vehicle(s) to such Dealer or other party at such price and on such terms as DAIMLERCHRYSLER may determine, in its sale discretion.

If, in connection with the sale of any such Vehicle(s), modifications, additions or changes of any nature are requested by Dealer and completed by MANUFACTURER, the price and terms and conditions of any such modifications, additions or changes will be governed by a separate and distinct agreement between the MANUFACTURER and Dealer, and DAIMLERCHRYSLER will have no liability, obligation or responsibility with respect thereto to any person, including without limitation, MANUFACTURER or Dealer.

MANUFACTURER will not resell any Vehicle(s) to any person or entity other than DAIMLERCHRYSLER, except as provided in Paragraph 9 below with respect to demonstrator Vehicle(s).

8. PRE-DELIVERY SERVICE

All pre-delivery service will be performed in accordance with the procedures set forth in the Manual.

9. DEMONSTRATOR VEHICLES

MANUFACTURER may modify Vehicle(s) purchased from DAIMLERCHRYSLER for use as demonstrators only upon receipt of express approval for using a Vehicle(s) as a demonstrator from DAIMLERCHRYSLER and MANUFACTURER's Finance Source. In the event a demonstrator is not sold by MANUFACTURER within one hundred and fifty (150) calendar days, then MANUFACTURER will purchase such demonstrator through a Dealer. Demonstrators will not be repurchased by DAIMLERCHRYSLER pursuant to Paragraph 17(c) hereof.

10. COMPLIANCE

MANUFACTURER acknowledges that the reputation of DAIMLERCHRYSLER and its products may be impacted by MANUFACTURER's performance of the modifications. Therefore, MANUFACTURER agrees to employ the highest standards of workmanship and commercial quality in its manufacture or installation of End Products and to ensure that all End Products comply with all applicable federal, state, or local laws, rules or regulations.

MANUFACTURER agrees to provide and maintain a satisfactory and competitive customer service and relations process for the retail purchasers of End Products. MANUFACTURER will obtain and maintain the


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names and addresses of first retail purchasers of End Products and will provide such information as DAIMLERCHRYSLER may request concerning the initial retail purchasers of End Products.

11. WARRANTIES

a. The only warranty made or deemed to have been made by DAIMLERCHRYSLER applicable to Vehicle(s} delivered hereunder will be DAIMLERCHRYSLER's limited warranty in effect for that model year Vehicle(s}. DAIMLERCHRYSLER will supply MANUFACTURER with copies of such warranty as soon as generally available. SUCH LIMITED WARRANTY WILL BE THE ONLY WARRANTY MADE OR DEEMED TO HAVE BEEN MADE TO ANY PERSON OR ENTITY BY DAIMLERCHRYSLER APPLICABLE TO VEHICLE(S) HEREUNDER; EXCEPT WHERE PROHIBITED BY LAW, SUCH LIMITED WARRANTY IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE REMEDIES SET FORTH IN SUCH WARRANTY WILL BE THE ONLY REMEDIES AVAILABLE TO ANY PERSON WITH RESPECT TO SAID VEHICLE(S). DAIMLERCHRYSLER does not assume or authorize anyone to make any further obligation or liability in regard to such Vehicle(s).

b. MANUFACTURER will furnish to customers, distributors or DAIMLERCHRYSLER Dealers purchasing its End Products, a copy of DAIMLERCHRYSLER's applicable limited warranty and owner registration card, together with an owner's operator Manual.

c. DAIMLERCHRYSLER's certification and warranty obligations apply only to the Vehicle(s) as furnished to Manufacturer, notwithstanding any knowledge regarding the use or uses intended to be made of Vehicle(s), proposed changes, modifications or additions to Vehicle(s), or any assistance, representations or suggestions that may have been made by DAIMLERCHRYSLER personnel; provided, however, that modifications to Vehicle(s) made by MANUFACTURER shall not void any Vehicle(s) warranty by DAIMLERCHRYSLER if MANUFACTURER can establish that such modifications did not adversely affect the warrantable item in question.

d. MANUFACTURER represents and agrees that any modifications or additions that it makes to Vehicle(s) furnished hereunder will be free from defects in design, material or workmanship, including but not limited to such defects, changes or additions that would cause End Product to fail to meet applicable safety, emissions, noise and other standards and regulations prescribed by federal, state, or local authorities. Further, MANUFACTURER acknowledges its responsibility as a manufacturer insofar as it modifies any Vehicle(s) furnished hereunder, and in such capacity it agrees to certify and warrant the Vehicle(s) as required by law after such changes or modifications have been made. MANUFACTURER agrees that its warranty on any conversion, modification or addition shall equal or exceed that period of time and/or mileage as DAIMLERCHRYSLER may warrant on Vehicle(s) delivered hereunder, except as otherwise provided or modified in the Manual from time to time.

e. MANUFACTURER will not remove any labels or notices, including but not limited to Monroney labels affixed to or provided with Vehicle(s).

12. INSURANCE AND INDEMNIFICATION

a. (i) MANUFACTURER will maintain appropriate liability and physical damage insurance in addition to appropriate amounts of collision and comprehensive insurance on Vehicle(s) delivered hereunder, and will submit proof of such insurance to DAIMLERCHRYSLER upon request. Vehicle(s) shipped hereunder will carry the usual coverage by the carrier while in transit.

(ii) MANUFACTURER will maintain commercial product liability insurance in an amount not less than two million dollars ($2,000,000) per occurrence. MANUFACTURER will furnish DAIMLERCHRYSLER with a certificate evidencing such coverage, and will name DAIMLERCHRYSLER as an additional insured, stating that such insurance is primary in coverage to any other insurance which may be available to DAIMLERCHRYSLER, and providing at least thirty (30) days written notice to DAIMLERCHRYSLER of cancellation, modification or material change to the policy. Such certificate will be underwritten by an insurance carrier satisfactory to DAIMLERCHRYSLER.

b. MANUFACTURER will indemnify DAIMLERCHRYSLER against any and all claims, damages, suits or actions including all costs, expenses and actual attorneys' fees, for injury to persons or for loss of or damage to property in connection with the use, operation or storage of any Vehicle(s) delivered to MANUFACTURER hereunder, except where such injury, loss or damage is proven to be the result of a defect covered by DAIMLERCHRYSLER's warranty.

c.(i) If a product liability lawsuit is filed naming MANUFACTURER as a defendant and it is determined by a court of competent jurisdiction that the bodily injury or property damage alleged by the plaintiff was caused solely by a design defect or defect created by DAIMLERCHRYSLER in the manufacture or assembly of a Vehicle(s), part or accessory, which defect was not reasonably susceptible of discovery by MANUFACTURER upon its receipt or during the conversion or modification process, then DAIMLERCHRYSLER will indemnify and hold MANUFACTURER harmless from any losses, damages and expenses, including reasonable attorneys' fees, resulting from such product liability lawsuit; provided, however, that MANUFACTURER will have promptly notified DAIMLERCHRYSLER of any such product liability lawsuit, complaint or claim filed or maintained against it.

Upon such notice and request for indemnification hereunder, DAIMLERCHRYSLER will have the option, upon notice to MANUFACTURER, to retain counsel and assume full control over the defense of the lawsuit, including settlement thereof. MANUFACTURER will cooperate in the defense of such lawsuit, including the providing of witnesses at

MANUFACTURER's expense. If DAIMLERCHRYSLER is prevented by MANUFACTURER from exercising this option, DAIMLERCHRYSLER's obligation to indemnify MANUFACTURER will be rendered null and void and be of no force or effect.

(ii) If a product liability suit is filed naming DAIMLERCHRYSLER as a defendant, which suit concerns any Vehicle(s) sold by DAIMLERCHRYSLER to MANUFACTURER, then MANUFACTURER will indemnify and hold DAIMLERCHRYSLER harmless from any and all losses, damages and expenses, including reasonable attorneys' fees, arising out of or resulting from a claim involving MANUFACTURER's negligent or defective design, manufacture or assembly of a conversion, conversion part or accessory, or manufacture or installation of a specialized body which is the subject of a lawsuit, complaint or claim against DAIMLERCHRYSLER for property damage or personal injury where DAIMLERCHRYSLER's liability, if any, arises solely nom the manufacture or installation of such modifications or additions made by MANUFACTURER.

13. TAXES

If not included in the purchase price, MANUFACTURER will pay all personal property tax, excise or any other taxes which may be levied on Vehicle(s), or on the sale, shipment, ownership, possession or use thereof.

14. AUDIT

MANUFACTURER will permit DAIMLERCHRYSLER or its representatives to enter its premises and make physical audits of Vehicle(s) purchased hereunder together with any and all records pertaining to Vehicle(s) purchase, payment, shipment and any modifications, additions or conversions thereto.

15. DAMAGED VEHICLES AND LEMON LAW CLAIMS

	a. DAIMLERCHRYSLER will have the right but no obligation to repurchase any Vehicle(s) in MANUFACTURER's possession which is determined by DAIMLERCHRYSLER to be damaged as a result of (i) physical abuse or neglect of the Vehicle(s) or any component thereof;
(ii) acts of God; or (iii) any intentional or negligent act or omission by MANUFACTURER or its employees and agents.

MANUFACTURER will comply with all procedures and policies concerning the handling of damaged vehicles contained within the Manual.

b. MANUFACTURER will immediately notify DAIMLERCHRYSLER in writing of any claim, complaint or lawsuit naming or seeking to join DAIMLERCHRYSLER as a defendant, where such claim, complaint or lawsuit results from any End Product which may become the subject of any law or regulation that impose liability on DAIMLERCHRYSLER or a third party for the sale of any End Product presumed under such law or regulation to be defective by reason, inter alia, of repeated unsuccessful attempts to repair such vehicle within a specified period of time or by reason of such Vehicle(s) being unavailable and out of service to the purchaser for a specified period of time. MANUFACTURER will give such notice promptly and prior to the time that any presumption of liability arises under any such law or regulation. MANUFACTURER will cooperate fully and take such actions as DAIMLERCHRYSLER may request in defense of any action, claim, lawsuit or judgment asserted against DAIMLERCHRYSLER covered by this paragraph.

c. MANUFACTURER will indemnify and hold DAIMLERCHRYSLER harmless from and against any and all loss, costs, expenses, claims, judgments and settlements, including actual attorneys' fees, resulting from any End Product presumed or adjudicated under any law or regulation to be defective or contain a nonconformity by reason, of repeated unsuccessful attempts to repair such End Product, within a specified period of time or by reason of such End Product being unavailable and out of service to the purchaser for a specified period of time.

16. PROPRIETARY INFORMATION

Any customer information, including but not limited to name and address, and any design or advance product information received from DAIMLERCHRYSLER will be deemed to be proprietary and confidential and will not be disclosed by MANUFACTURER to any third party.

17. TERMINATION

a. This Agreement may be terminated with or without cause, at any time by either party upon giving ten (l0) days prior written notice from one to the other, provided however, that such termination will not affect the parties' obligations with respect to Vehicle(s) placed in the pool prior thereto. The written notice of termination will be made by personal delivery or by registered mail addressed to the addresses set forth above.

b. This Agreement will terminate automatically without notice upon; (i) the attempted assignment of this Agreement by MANUFACTURER without the prior written consent of DAIMLERCHRYSLER; (ii) an assignment by MANUFACTURER for the benefit of creditors; or (iii) the institution of voluntary or involuntary proceedings by or against MANUFACTURER in bankruptcy or under insolvency laws or for corporate reorganization, arrangement, receivership or dissolution.

c. Upon termination of the Agreement, MANUFACTURER will resell and DAIMLERCHRYSLER will repurchase from MANUFACTURER., any Vehicle(s) in the possession of MANUFACTURER so long as such Vehicle(s); (i) were originally purchased from DAIMLERCHRYSLER, and were not previously repurchased by DAIMLERCHRYSLER pursuant to Paragraph 7 above and (ii) notwithstanding any other provision of this Agreement, are new, undamaged, and unsold and have not been modified, converted or had any alterations or modifications thereto.

Notwithstanding the foregoing, DAIMLERCHRYSLER will not be obligated to repurchase from MANUFACTURER demonstrator Vehicle(s), Vehicle(s) having mileage in excess of five-hundred (500) miles or prior model year Vehicle(s).

d. If DAIMLERCHRYSLER repurchases Vehicle(s) in accordance with 15(c) above, MANUFACTURER will provide DAIMLERCHRYSLER sufficient evidence to sustain a finding of a good clear title to such Vehicle(s), and evidence that the MANUFACTURER has fully complied with all applicable bulk sales laws, along with a warranty that such Vehicle(s) are conveyed by MANUFACTURER free and clear of all liens and encumbrances.

e. DAIMLERCHRYSLER will give written notice to MANUFACTURER of those Vehicle(s) that it intends to repurchase under Paragraph 15. Vehicle(s) purchased pursuant to this paragraph will be returned to location(s) specified by DAIMLERCHRYSLER and in accordance with DAIMLERCHRYSLER procedures therefor.

f. DAIMLERCHRYSLER will credit MANUFACTURER's Finance Source for an amount equal to the amount MANUFACTURER paid DAIMLERCHRYSLER for such Vehicle(s) pursuant to Paragraph 5. Such credit will be made within a reasonable time following MANUFACTURER's fulfillment of the obligations set forth in this paragraph, subject to MANUFACTURER's tender of a general release, satisfactory to DAIMLERCHRYSLER, that releases DAIMLERCHRYSLER from any and all obligations with respect to this Agreement, except as to paragraph 12, and further subject to DAIMLERCHRYSLER's right to offset any obligations owing to DAIMLERCHRYSLER by MANUFACTURER.

g. Upon termination of this Agreement, neither party will have any further obligations to the other party except as to those set forth in Paragraphs 10 through 17.

18. GENERAL PROVISION

a. No waiver of the terms and conditions of this Agreement or change or erasure of any printed parts will be deemed to have been given to either party unless the same be given in writing by DAIMLERCHRYSLER. The failure of DAIMLERCHRYSLER to enforce its rights or remedies upon any default or breach by MANUFACTURER of any of the terms and conditions of this Agreement will not be construed as a waiver of any provisions of this Agreement, or of any of its rights or remedies.

b. DAIMLERCHRYSLER will have the right to offset and apply any and all Finance Hold Service Charges, additional charges, credits and other monies against any credits that may be due MANUFACTURER from DAIMLERCHRYSLER. .

c. This Agreement does not create the relationship of principal and agent between DAIMLERCHRYSLER and MANUFACTURER, and under no circumstances is either party to be considered the agent of the other.

d. This Agreement, the Manual, and the attachments hereto constitute the entire agreement between the parties relative to the providing of Vehicle(s) between DAIMLERCHRYSLER and MANUFACTURER, and cancels and supersedes all earlier agreements, written or oral, between DAIMLERCHRYSLER and MANUFACTURER relating thereto.

e. No waiver, modification or change of any of the terms of this Agreement or change or erasure of any printed part of this Agreement or addition to it will be valid or binding on DAIMLERCHRYSLER unless approved by an officer of DAIMLERCHRYSLER.

f. MANUFACTURER may not assign this Agreement nor delegate performance of any of the obligations hereunder without the prior written consent of DAIMLERCHRYSLER.

g. Paragraph headings are for convenience only and will not be used to construe this Agreement.

	h. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan as if entirely performed therein.
i. Unless otherwise specified in this Agreement, notice will be sufficient if mailed by first class mail, postage prepaid to the party at the address set forth on page one of this Agreement, or to such other address as the parties may designate, which notice will be effective upon mailing.


IN WITNESS WHEREOF, the parties have caused their authorized representatives to sign this Agreement which is finally entered into when signed by DAIMLERCHRYSLER at Auburn Hills, Michigan, as of the date shown below.

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